Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kitov Pharmaceuticals Holdings Ltd:

We consent to the use of our report dated March 16, 2016, with respect to the consolidated statements of financial position of Kitov Pharmaceuticals Holding Ltd. and its subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

Member firm of KPMG International

Tel Aviv, Israel

December 12, 2016